Exhibit 99
Pfizer Reports Third-Quarter 2023 Results
▪Third-Quarter 2023 Revenues of $13.2 Billion
–Expected Decline in Paxlovid and Comirnaty(1) Revenues Drove 41% Operational Decrease in Third-Quarter 2023 Revenues
–Revenues for Pfizer’s Non-COVID Products Grew 10% Operationally
▪Third-Quarter 2023 Reported(2) Diluted Loss Per Share (LPS) of $(0.42) and Adjusted(3) Diluted LPS of $(0.17), Significantly Impacted by $5.6 Billion of Non-Cash Inventory Write-Offs and Other Charges, Which Unfavorably Impacted Reported(2) and Adjusted(3) Diluted LPS by $0.84
▪Reaffirms Full-Year 2023 Guidance(4) Provided on October 13, 2023, of Revenues of $58.0 to $61.0 Billion and Adjusted(3) Diluted EPS of $1.45 to $1.65, and Provides All Guidance Components
▪Reaffirms Full-Year 2023 Non-COVID Operational Revenue Growth Expectation of 6% to 8% vs. 2022
▪Successful Execution of New Product and Indication Launches, including Abrysvo (Older Adult) and Prevnar 20 (Pediatric), and In-Line Product Growth Contribute to Strong Non-COVID Operational Revenue Growth
▪Launched Enterprise-Wide Cost Realignment Program Expected to Deliver Annual Net Cost Savings of at Least $3.5 Billion, of Which Approximately $1.0 Billion is Expected to be Realized in 2023 and at Least an Additional $2.5 Billion is Expected to be Realized in 2024 (Compared to Midpoint of SI&A and R&D Expense Guidance Provided on August 1, 2023)
NEW YORK, Tuesday, October 31, 2023 — Pfizer Inc. (NYSE: PFE) reported financial results for the third quarter of 2023. The company reaffirms its 2023 revenue guidance(4) range of $58.0 to $61.0 billion and its outlook for Adjusted(3) diluted EPS of $1.45 to $1.65 provided on October 13, 2023.
The third-quarter 2023 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “We are encouraged by the strong performance of Pfizer’s non-COVID products in the third quarter of 2023, including significant contributions from new launches and robust year-over-year growth for several key in-line brands. We also have achieved several recent milestones that speak to the underlying strength and breadth of our scientific pipeline, including the U.S. and European Commission (EC) approval and launch of Abrysvo in pregnant individuals, and EC approval and launch of Abrysvo in older adults; the U.S. approval and launch of Elrexfio; U.S. approvals of Penbraya, Velsipity and of the Braftovi+Mektovi combination in BRAF-mutated metastatic non-small cell lung cancer; and EC approval of Litfulo.

“In addition, we continue to make progress toward our proposed acquisition of Seagen, a global leader in discovering, developing and commercializing transformative oncology medicines that we believe can help us conquer cancer in the coming years—and earlier this month, we received unconditional antitrust clearance from the EC on the proposed acquisition, a decision we believe confirms our view that the transaction is pro-competitive, reflective of our complementary portfolios and good for patients.
“With a significant uncertainty removed by our recently announced amended Paxlovid supply agreement with the U.S. government, our expectation of additional clarification on global vaccination and treatment rates by the end of the year, and the breakthroughs continuing to emerge from our pipeline, we look forward to concluding 2023 with positive momentum that showcases Pfizer’s long-term growth potential.”
David Denton, Chief Financial Officer and Executive Vice President, stated: “We are extremely pleased by the strong 10% operational revenue growth of Pfizer’s non-COVID products in the third quarter of 2023. With expected contributions from our new product launches, this puts us squarely on track to meet our full-year non-COVID operational revenue growth target of 6% to 8%. In addition, we launched our cost realignment program, from which we expect to achieve at least $3.5 billion of net cost savings by the end of 2024. Combined with the momentum of our non-COVID product portfolio and U.S. commercialization of Paxlovid, we expect the program to yield improved operating margins this year and help drive Pfizer’s growth through the end of the decade and beyond.”
Results for the third quarter of 2023 and 2022(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2023	2022	Change	2023	2022	Change
Revenues	$ 13,232	$ 22,638	(42%)	$ 44,247	$ 76,040	(42%)
Reported(2) Net Income/(Loss)	(2,382)	8,608	*	5,488	26,378	(79%)
Reported(2) Diluted EPS/(LPS)	(0.42)	1.51	*	0.96	4.60	(79%)
Adjusted(3) Income/(Loss)	(968)	10,172	*	9,908	31,165	(68%)
Adjusted(3) Diluted EPS/(LPS)	(0.17)	1.78	*	1.73	5.44	(68%)

* Indicates calculation not meaningful.

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2023	2022	% Change		2023	2022	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 12,930	$ 22,319	(42%)	(42%)	$ 43,320	$ 75,066	(42%)	(41%)
Primary Care	6,287	15,846	(60%)	(60%)	23,602	55,676	(58%)	(56%)
Specialty Care	3,757	3,404	10%	12%	11,021	10,267	7%	11%
Oncology	2,885	3,070	(6%)	(5%)	8,696	9,124	(5%)	(3%)
Business Innovation	$ 302	$ 319	(5%)	(7%)	$ 928	$ 974	(5%)	(4%)
TOTAL REVENUES	$ 13,232	$ 22,638	(42%)	(41%)	$ 44,247	$ 76,040	(42%)	(40%)

In the first quarter of 2023, Pfizer established an operating segment, Business Innovation, that includes Pfizer CentreOne (PC1), the company’s global contract development and manufacturing organization and a leading supplier of specialty active pharmaceutical ingredients; and Pfizer Ignite, a recently launched offering that provides strategic guidance and end-to-end R&D services to select innovative biotech companies that align with Pfizer’s R&D focus areas. The prior period has been revised to conform to the current period presentation.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(6).
CAPITAL ALLOCATION
During the first nine months of 2023, Pfizer deployed its capital in a variety of ways, which primarily include the following two categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including $7.9 billion invested in internal research and development projects, and
▪Returning capital directly to shareholders through $6.9 billion of cash dividends, or $1.23 per share of common stock.
No share repurchases have been completed to date in 2023. As of October 31, 2023, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2023.
For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million were used to calculate Reported(2) and Adjusted(3) diluted LPS.

2023 FINANCIAL GUIDANCE(4)
Pfizer reaffirms its full-year 2023 guidance(4) for Revenues, Adjusted(3) diluted EPS and Effective Tax Rate on Adjusted(3) Income provided on October 13, 2023, which is presented below. This guidance incorporates the impacts of certain one-time items, noted below.

	2023 Financial Guidance(4)	One-Time Items Included in Guidance(a)
Revenues*	$58.0 to $61.0 billion	$(4.2) billion
Operational(6) Decline vs. Prior Year	(41%) to (38%)
Decline vs. Prior Year	(42%) to (39%)

Non-cash Inventory Write-offs(a)		$5.6 billion

Adjusted(3) Diluted EPS*	$1.45 to $1.65	$(1.47)
Operational(6) Decline vs. Prior Year	(75%) to (72%)
Decline vs. Prior Year	(78%) to (75%)

(a) One-time items include a non-cash revenue reversal of approximately $4.2 billion related to the return of an estimated 7.9 million treatment courses of U.S. government EUA-labeled Paxlovid expected in the fourth quarter of 2023 and a non-cash charge of $5.6 billion recorded to Cost of Sales in the third quarter of 2023 for COVID products inventory write-offs and other charges.
* Changes in foreign exchange rates have had a minimal incremental impact since full-year 2023 guidance was issued. Please refer to Press Release Footnote (4) for additional information.
The midpoint of the guidance range for revenues reflects a 40% operational decrease compared to 2022 revenues. Company revenues are anticipated to be lower in 2023 than in 2022 due to expected revenue declines for Pfizer’s COVID-19 products, partially offset by expected operational growth from our non-COVID-19 in-line portfolio, new product and indication launches and recently acquired products.
Excluding COVID-19 products, Pfizer is expecting 6% to 8% operational revenue growth in 2023. Revenue guidance for Pfizer’s COVID-19 products is as follows:
▪Comirnaty(1) revenues of approximately $11.5 billion, down 70% from 2022 results.
▪Paxlovid revenues of approximately $1 billion, down 95% from 2022 results.
▪In contrast to previous years, guidance for both products is no longer based primarily on expected deliveries under existing signed or committed supply contracts, but now also includes, among other things, for Comirnaty(1), transition to traditional commercial market sales in the U.S. in September 2023; and for Paxlovid, expected transition to traditional commercial markets in the U.S. in November 2023, with minimal uptake of New Drug Application (NDA)-labeled commercial product expected before January 1, 2024.
The midpoint of the guidance range for Adjusted(3) diluted EPS reflects a 74% operational decrease compared to 2022, primarily driven by the one-time items referenced in Footnote (a) above, anticipated lower revenues from COVID-19 products, higher spending to support new product and indication launches and greater investment in certain late-stage pipeline projects.

Financial guidance for Adjusted(3) diluted EPS is calculated using approximately 5.72 billion weighted average shares outstanding, and assumes no share repurchases in 2023.
Pfizer also updated certain other components of its 2023 financial guidance, which are presented below. The increase in guidance for Adjusted Cost of Sales as a Percentage of Revenues reflects the impact of the non-cash charge of $5.6 billion recorded to Cost of Sales in the third quarter of 2023 for inventory write-offs and other charges. The decreases in guidance for Adjusted(3) SI&A and R&D Expenses are primarily due to Pfizer’s expectation to realize $1.0 billion of cost savings in 2023 as part of its enterprise-wide cost realignment program. The increase in guidance for Adjusted(3) Other (Income) is primarily due to an improved interest rate environment and anticipated higher income from equity-method investments.

Adjusted(3) Cost of Sales as a Percentage of Revenues	41.0% to 43.0%
(previously 28.0% to 30.0%)
Adjusted(3) SI&A Expenses	$13.3 to $14.3 billion
(previously $13.8 to $14.8 billion)
Adjusted(3) R&D Expenses	$11.9 to $12.9 billion
(previously $12.4 to $13.4 billion)
Acquired IPR&D Expenses(4)	Approximately $0.1 billion
Adjusted(3) Other (Income)/Deductions	Approximately $1.9 billion of income
(previously approximately $1.5 billion of income)
Effective Tax Rate on Adjusted(3) Income	Approximately 12.0%
Pfizer’s 2023 financial guidance is based on estimates and assumptions that are subject to significant uncertainties. See the Overview of Our Performance, Operating Environment, Strategy and Outlook — Our 2022 Performance and — The Global Economic Environment sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in Pfizer’s 2022 Annual Report on Form 10-K; and the Overview of Our Performance, Operating Environment, Strategy and Outlook — Our Second Quarter 2023 and First Six Months of 2023 Performance and — The Global Economic Environment sections of MD&A in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2023 (available at www.pfizer.com); as well as Pfizer’s press release issued on October 13, 2023 (https://www.pfizer.com/news/press-release/press-release-detail/pfizer-amends-us-government-paxlovid-supply-agreement-and), for additional information.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2023 vs. Third-Quarter 2022)
Third-quarter 2023 revenues totaled $13.2 billion, a decrease of $9.4 billion, or 42%, compared to the prior-year quarter, reflecting an operational decline of $9.3 billion, or 41%, primarily due to a decrease in Paxlovid and Comirnaty(1) revenues globally, as well as a de minimis impact of foreign exchange. Excluding contributions from Comirnaty(1) and Paxlovid, company revenues grew $1.1 billion, or 10%, operationally.

Third-quarter 2023 Paxlovid revenues declined $7.3 billion, or 97%, operationally compared with the prior-year quarter, primarily driven by no third quarter U.S. sales in anticipation of commercial transition and lower contractual deliveries in most international markets.
Third-quarter 2023 Comirnaty(1) revenues declined $3.1 billion, or 70%, operationally compared with the prior-year quarter, largely driven by lower U.S. government contracted deliveries and lower contracted deliveries and demand in international markets, due to anticipated transition to new variant vaccines globally and to traditional U.S. commercial market sales beginning in September 2023.
Excluding contributions from Comirnaty(1) and Paxlovid, third-quarter 2023 operational revenue growth was primarily driven by:
▪U.S. revenues from Abrysvo, which contributed $375 million following FDA approval of the older adult indication in May 2023 and publication of the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) recommendation in the CDC’s Morbidity and Mortality Weekly Report (MMWR) in July 2023.
▪Nurtec ODT/Vydura and Oxbryta, which were acquired in the fourth quarter of 2022 and contributed $233 million and $85 million in global revenues, respectively;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 47% operationally, largely driven by continued strong uptake of the transthyretin amyloid cardiomyopathy (ATTR-CM) indication, primarily in the U.S. and developed Europe; and
▪Prevnar family (Prevnar 13 & 20) globally, up 15% operationally, primarily driven by strong patient demand for Prevnar 20 (adult) in the U.S., the U.S. approval of Prevnar 20 (pediatric) and associated stocking, and growth of Prevenar 13 (pediatric) in certain emerging markets; partially offset by anticipated lower market share for Prevnar (pediatric) in the U.S. due to competitive entry.

GAAP Reported(2) Statement of Operations Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	Third-Quarter				Nine Months
	2023	2022	% Change		2023	2022	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 9,269	$ 6,063	53%	49%	$ 17,391	$ 24,696	(30%)	(31%)
Percent of Revenues	70.0%	26.8%	N/A	N/A	39.3%	32.5%	N/A	N/A
SI&A Expenses(2)	3,281	3,391	(3%)	(3%)	10,196	9,032	13%	15%
R&D Expenses(2)	2,711	2,696	1%	1%	7,864	7,813	1%	1%
Acquired IPR&D Expenses(2)	67	524	(87%)	(87%)	122	880	(86%)	(86%)

Other (Income)/Deductions––net(2)	(79)	(59)	33%	50%	(356)	1,063	*	*
Effective Tax Rate on Reported(2) Income/(Loss)	28.8%	4.0%			(6.2%)	10.5%

* Indicates calculation not meaningful.
Third-quarter 2023 Cost of Sales(2) as a percentage of revenues increased by 43.3 percentage points compared with the prior-year quarter, primarily driven by a non-cash charge of $5.6 billion recorded to Cost of Sales in the third quarter of 2023 for inventory write-offs and other charges ($4.7 billion for Paxlovid and $0.9 billion for Comirnaty(1)).
Third-quarter 2023 SI&A Expenses(2) decreased 3% operationally compared with the prior-year quarter, primarily reflecting a lower provision for U.S. healthcare reform fees related to Comirnaty(1) and Paxlovid and a decrease in spending on products across multiple customer groups, partially offset by increases in marketing and promotional expenses for recently acquired and launched products.
Third-quarter 2023 R&D Expenses(2) increased 1% operationally compared with the prior-year quarter, primarily driven by increased investments to develop recently acquired assets and to support upcoming product launches, partially offset by lower compensation-related expenses.
Third-quarter 2023 Acquired IPR&D Expenses(2) decreased 87% operationally, primarily reflecting the non-recurrence of an upfront payment related to the closing of the acquisition of ReViral Ltd. in the third quarter of 2022.
The favorable period-over-period change in Other income—net(2) of $19 million for the third quarter of 2023, compared to the third quarter of 2022, was primarily driven by (i) a gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited, a subsidiary of AstraZeneca PLC, (ii) the non-recurrence of an asset impairment charge incurred in the third quarter of 2022 and (iii) equity income from our investment in Haleon plc in the third quarter of 2023 versus equity losses in the third quarter of 2022; partially offset by (iv) higher net losses on equity securities and (v) lower net periodic benefit credits associated with pension and postretirement plans recorded in the third quarter of 2023.

Pfizer’s positive effective tax rate for the third quarter of 2023 reflects a tax benefit on a pre-tax Reported(2) loss, primarily resulting from the Company’s revised forecast and jurisdictional mix of earnings.
Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2023	2022	% Change		2023	2022	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 8,906	$ 6,038	47%	44%	$ 16,723	$ 24,621	(32%)	(33%)
Percent of Revenues	67.3%	26.7%	N/A	N/A	37.8%	32.4%	N/A	N/A
Adjusted(3) SI&A Expenses	3,205	3,239	(1%)	(1%)	9,974	8,635	16%	17%
Adjusted(3) R&D Expenses	2,679	2,693	(1%)	—	7,797	7,799	—	1%

Adjusted(3) Other (Income)/Deductions––net	(388)	(515)	(25%)	(23%)	(1,466)	(1,298)	13%	5%
Effective Tax Rate on Adjusted(3) Income/(Loss)	22.3%	4.4%			10.4%	11.9%

Reconciliations of certain Reported(2) to non-GAAP Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since August 1, 2023)
Product Developments
▪Abrilada (adalimumab-afzb) – In October 2023, Pfizer announced the FDA designated Abrilada as an interchangeable biosimilar to Humira(7) (adalimumab). The interchangeable designation applies to all approved indications of Abrilada, including certain patients with rheumatoid arthritis (RA), juvenile idiopathic arthritis, psoriatic arthritis, ankylosing spondylitis, Crohn's disease, ulcerative colitis, plaque psoriasis, hidradenitis suppurativa and uveitis.
▪Abrysvo (Respiratory Syncytial Virus Vaccine)
•In August 2023, Pfizer announced the FDA approved Abrysvo, the company’s bivalent RSV prefusion F (RSVpreF) vaccine, for the prevention of lower respiratory tract disease (LRTD) and severe LRTD caused by RSV in infants from birth up to six months of age by active immunization of pregnant individuals at 32 through 36 weeks gestational age. The CDC’s ACIP subsequently recommended Abrysvo for use in pregnant people during 32 through 36 weeks gestation, using seasonal administration, to prevent RSV lower respiratory tract infection in infants. This recommendation was published in the CDC’s MMWR in October 2023, triggering commercial and Medicaid coverage.

•In August 2023, Pfizer announced the EC granted marketing authorization for Abrysvo for passive protection against LRTD caused by RSV in infants from birth through six months of age following maternal immunization during pregnancy (between weeks 24 and 36 of gestation) and for active immunization of individuals 60 years of age and older for the prevention of LRTD caused by RSV. The authorization is valid in all 27 European Union (EU) member states plus Iceland, Liechtenstein and Norway.
▪Braftovi (encorafenib) and Mektovi (binimetinib) – In October 2023, Pfizer announced the FDA approved Braftovi in combination with Mektovi for the treatment of adult patients with metastatic non-small cell lung cancer (NSCLC) with a BRAF V600E mutation, as detected by an FDA-approved test. The approval was based on data from the ongoing Phase 2 PHAROS clinical trial, an open-label, multicenter, single‑arm study examining Braftovi + Mektovi combination therapy in both treatment-naïve and previously treated patients with BRAF V600E-mutant metastatic NSCLC.
▪Comirnaty (COVID-19 Vaccine, mRNA)(8)
•In September 2023, Pfizer and BioNTech SE (BioNTech) announced the FDA approved the companies’ supplemental Biologics License Application (Comirnaty 2023-2024 Formulation) for individuals 12 years and older and granted Emergency Use Authorization (EUA) for individuals 6 months through 11 years of age for the companies’ Omicron XBB.1.5-adapted monovalent COVID-19 vaccine. The CDC’s ACIP subsequently recommended a COVID-19 vaccine updated for 2023-2024 for everyone aged 6 months and older; this recommendation was adopted by the CDC Director in September and is now official.
•In August 2023, Pfizer and BioNTech’s Omicron XBB.1.5-adapted monovalent COVID-19 vaccine (Comirnaty Omicron XBB.1.5) received marketing authorization by the EC for individuals 6 months of age and older.
▪Elrexfio (elranatamab-bcmm)
•In October 2023, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion, recommending marketing authorization for Elrexfio for the treatment of adult patients with relapsed and refractory multiple myeloma (RRMM) who have received at least three prior therapies, including an immunomodulatory agent, a proteasome inhibitor and an anti-CD38 antibody, and have demonstrated disease progression on the last therapy. The EC, which authorizes central marketing approvals in the EU, will take a legally binding decision based on the CHMP recommendation and is expected to make a final decision in the coming months. If granted, the decision will apply to all 27 EU member states plus Iceland, Liechtenstein and Norway.

•In August 2023, Pfizer announced the FDA granted accelerated approval to Elrexfio for the treatment of adult patients with RRMM who have received at least four prior lines of therapy, including a proteasome inhibitor, an immunomodulatory agent, and an anti-CD38 monoclonal antibody. Elrexfio is the first off-the-shelf (ready-to-use) fixed-dose, subcutaneous B-cell maturation antigen (BCMA)-directed agent in the U.S. with the option for every-other-week long-term dosing after 24 weeks of weekly treatment (for patients who have achieved a response and maintained it for at least two months). Approval was based on the results of the single-arm Phase 2 MagnetisMM-3 trial, and continued approval for this indication is contingent upon verification of clinical benefit in a confirmatory trial(s).
▪Litfulo (ritlecitinib) – In September 2023, Pfizer announced the EC granted marketing authorization for Litfulo, a once-daily oral capsule to treat adults and adolescents 12 years of age and older with severe alopecia areata. The marketing authorization for Litfulo is valid in all 27 EU member states and in Iceland, Liechtenstein and Norway. Litfulo is the first medicine authorized by the EC to treat individuals as young as 12 years of age with severe alopecia areata and is the first and only treatment to selectively inhibit Janus kinase 3 (JAK3) and the tyrosine kinase expressed in hepatocellular carcinoma (TEC) family of kinases.
▪Paxlovid (nirmatrelvir tablets and ritonavir tablets)(8) – In October 2023, Pfizer announced an amended agreement with the U.S. government, which will facilitate the transition of Paxlovid to traditional commercial markets in November 2023 (with minimal uptake of NDA-labeled commercial product expected before January 1, 2024), with prices to be negotiated with commercial payers and a copay assistance program for eligible privately insured patients. Components of the agreement include:
•A non-cash return of any remaining EUA-labeled U.S. government inventory at the end of 2023, estimated to be 7.9 million treatment courses, with an associated revenue reversal of approximately $4.2 billion;
•The conversion of those remaining EUA-labeled treatment courses previously purchased by the U.S. government to a volume-based credit, which will support continued access to Paxlovid through a U.S. government patient assistance program (PAP) operated by Pfizer. The PAP will provide the estimated 7.9 million treatment courses of FDA-approved, NDA-labeled Paxlovid free of charge to all eligible uninsured, Medicare and Medicaid patients through 2024, and to eligible uninsured and underinsured patients through 2028; and
•The creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses to enable future pandemic preparedness through 2028, to be managed and supplied by Pfizer at no cost to the U.S. government or taxpayers.

For more information on the amended agreement, please visit https://www.pfizer.com/news/press-release/press-release-detail/pfizer-amends-us-government-paxlovid-supply-agreement-and
▪Penbraya (meningococcal groups A, B, C, W and Y vaccine) – In October 2023, Pfizer announced the FDA approved Penbraya, the first and only pentavalent vaccine that provides coverage against the five most common serogroups causing meningococcal disease in adolescents and young adults 10 through 25 years of age. Penbraya combines the components from Pfizer’s Trumenba (meningococcal group B vaccine) and Nimenrix (meningococcal groups A, C, W-135, and Y conjugate vaccine) to help protect against the five most common meningococcal serogroups that cause the majority of invasive meningococcal disease globally. The CDC’s ACIP subsequently recommended Penbraya for adolescents and young adults 16 to 23 years of age when both MenACWY and MenB vaccines are indicated at the same visit to help protect against the five leading causes of meningococcal disease.
▪Velsipity (etrasimod) – In October 2023, Pfizer announced the FDA approved Velsipity, an oral, once-daily, selective sphingosine-1-phosphate (S1P) receptor modulator for adults with moderately to severely active ulcerative colitis (UC). The approval of Velsipity was based on favorable safety and efficacy data from the ELEVATE UC Phase 3 trials that were published by The Lancet in March 2023.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Combination COVID-19 & Influenza mRNA Vaccine (PF-07926307) – In October 2023, Pfizer and BioNTech announced positive topline results from a Phase 1/2 study evaluating the safety, tolerability and immunogenicity of mRNA-based combination vaccine candidates for influenza and COVID-19 among healthy adults 18 to 64 years of age. In the clinical trial, the vaccine candidates were compared to a licensed influenza vaccine and the companies’ Omicron BA.4/BA.5-adapted bivalent COVID-19 vaccine given at the same visit. The data from the trial showed that the companies' lead formulations demonstrated robust immune responses to influenza A, influenza B and SARS-CoV-2 strains, and that the combination formulations evaluated had a safety profile consistent with the safety profile of the companies’ COVID-19 vaccine. A pivotal Phase 3 trial evaluating these lead formulations is expected to be initiated in the coming months.
▪First-Generation modFlu mRNA Influenza Vaccine Candidate (PF-07252220) – Today, Pfizer announces that both primary endpoints were met in the 18- to 64-year-old cohort of the ongoing Phase 3 trial evaluating its first-generation modFlu mRNA influenza vaccine candidate. In the cohort, the mRNA vaccine candidate demonstrated non-inferiority and superiority to a licensed flu vaccine at the time of the primary analysis. Efficacy was maintained through the trial’s end of season analysis for the 18- to 64-year-old cohort, with the vaccine candidate remaining non-inferior to the licensed comparator. Both the primary and end of season efficacy analyses considered both influenza A and B cases collectively, though the vast majority of cases recorded in this cohort, and during the 2022/2023 flu season overall, were influenza A cases. Secondary immunogenicity endpoints were achieved only for A strains, not B strains. The safety profile of the mRNA vaccine candidate in the 18- to 64-year-old cohort was similar to that of standard flu vaccine. A readout from the Phase 3 trial’s cohort in adults ages 65 and over is expected later this year.
▪VLA15 (Lyme Disease Vaccine Candidate) – In September 2023, Pfizer and Valneva SE announced positive pediatric and adolescent immunogenicity and safety data for their Lyme disease vaccine candidate, VLA15, when given as a booster. These results from the VLA15-221 Phase 2 study showed a strong anamnestic antibody response for all serotypes in pediatric (5 to 11 years of age) and adolescent (12 to 17 years of age) participants, as well as in adults (18 to 65 years of age), one month after administration of a booster dose (month 19). The safety and tolerability profile of VLA15 after a booster dose was consistent with previous studies, as the vaccine candidate was well-tolerated in all age groups regardless of the primary vaccination schedule. No vaccine-related serious adverse events and no safety concerns were observed by an independent Data Safety Monitoring Board.
Corporate Developments
▪In October 2023, Pfizer announced that it has launched a multi-year, enterprise-wide cost realignment program that aims to realign its costs with its longer-term revenue expectations. The program is expected to deliver annual net cost savings of at least $3.5 billion, of which approximately $1.0 billion is expected to be realized in 2023 and at least an additional $2.5 billion is expected to be realized in 2024 compared to the midpoint of SI&A and R&D expense guidance provided on August 1, 2023. The one-time costs to achieve the savings associated with the new cost realignment program are expected to be approximately $3.0 billion, of which the majority is expected to be cash. These costs will primarily include severance and implementation costs. Pfizer will continue to refine the estimated savings and their associated costs over the remainder of the year and will incorporate them into its full-year guidance for 2024.
Additional Developments
▪In September 2023, Pfizer announced it has restarted the majority of its manufacturing lines at its Rocky Mount, N.C., facility following severe damage from a tornado that hit the site in July 2023. The resumption of production also included the launch of one line in the site’s new sterile injectable manufacturing area referred to as R3, a state-of-the-art module approved earlier this year by the FDA. The first shipments of medicines to distribution centers are anticipated in the fourth quarter of 2023. The expedited restart is the first step toward full recovery for the facility as Pfizer restarts production through a phased approach, with full production across the site’s three manufacturing suites anticipated by the end of 2023. The supply of medicines impacted by the tornado is expected to be affected until at least mid-2024.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine, the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5), Comirnaty (COVID-19 Vaccine, mRNA, 2023-2024 Formula), the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula), Comirnaty Original/Omicron BA.1, Comirnaty Original/Omicron BA.4/BA.5 and Comirnaty XBB.1.5. “Comirnaty” includes direct sales and alliance revenues related to sales of the above-mentioned vaccines, which are recorded within Pfizer’s Primary Care customer group. It does not include revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the Pfizer CentreOne contract development and manufacturing organization. Revenues related to these manufacturing activities totaled $11 million for the first nine months of 2023 and $108 million for the first nine months of 2022.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported diluted loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income/(loss) and Adjusted diluted EPS/(LPS) are defined as U.S. GAAP net income/(loss) attributable to Pfizer Inc. common shareholders and Reported diluted EPS/(LPS) attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and the first nine months of 2023 and 2022. Adjusted income/(loss) and its components and Adjusted diluted EPS/(LPS) measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/(LPS)(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2022 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income/(Loss) section of this press release for a definition of each component of Adjusted income/(loss) as well as other relevant information.
(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues and acquired in-process R&D (IPR&D) expenses) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2023 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of October 1, 2023, except for signed transactions, if any, through mid-October 2023, which are expected to give rise to acquired IPR&D expenses during fiscal 2023.
▪Reflects a non-cash revenue reversal of approximately $4.2 billion related to the return of an estimated 7.9 million treatment courses of U.S. government EUA-labeled Paxlovid expected in the fourth quarter of 2023.
▪Reflects an anticipated negative revenue impact of approximately $0.2 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent protection or that are anticipated to lose patent protection during fiscal-year 2023.
▪Reflects expected impacts from certain short-term headwinds, such as the U.S. approval for the Talzenna plus Xtandi combination for the treatment of adult patients with HRR gene-mutated mCRPC, versus an approval in the all-comers population; a shared-clinical decision-making recommendation for Abrysvo (Older Adult) from the CDC’s ACIP, versus a routine recommendation; and recent tornado damage to Pfizer’s facility in Rocky Mount, N.C.
▪Exchange rates assumed are a blend of actual rates in effect through the third quarter of 2023 and end of September 2023 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $1.0 billion on revenues and approximately $0.19 on Adjusted(3) diluted EPS as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2022.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.72 billion shares, and assumes no share repurchases in 2023.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ended on October 1, 2023 and October 2, 2022, while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ended on August 27, 2023 and August 28, 2022.
(6)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control, and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(7)Humira® is a registered trademark of AbbVie Biotechnology Ltd. Abrilada is interchangeable for the indications of use, dosage forms, strengths and routes of administration described in the prescribing information.
(8)The Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula) and certain uses of Paxlovid have not been approved or licensed by the FDA. The Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula) has been authorized by the FDA under an EUA to prevent COVID-19 in individuals aged 6 months through 11 years of age. Paxlovid has been authorized for emergency use by the FDA under an EUA for the treatment of mild-to-moderate COVID-19 in pediatric patients (12 years of age and older weighing at least 40 kg) who are at high risk for progression to severe COVID-19, including hospitalization or death. The emergency uses are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product during the COVID-19 pandemic under Section 564(b)(1) of the U.S. Federal Food, Drug and Cosmetic Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheets at www.covid19oralrx.com and www.cvdvaccine-us.com.

Contacts:	Media		Investors
	PfizerMediaRelations@Pfizer.com	212.733.1226	IR@Pfizer.com	212.733.4848

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2023	2022	(Decr.)	2023	2022	(Decr.)
Revenues	$13,232	$22,638	(42)	$44,247	$76,040	(42)
Costs and expenses:
Cost of sales(2), (3)	9,269	6,063	53	17,391	24,696	(30)
Selling, informational and administrative expenses(3)	3,281	3,391	(3)	10,196	9,032	13
Research and development expenses(3)	2,711	2,696	1	7,864	7,813	1
Acquired in-process research and development expenses(4)	67	524	(87)	122	880	(86)
Amortization of intangible assets	1,179	822	43	3,466	2,478	40
Restructuring charges and certain acquisition-related costs(5)	155	199	(22)	377	580	(35)
Other (income)/deductions––net(6)	(79)	(59)	33	(356)	1,063	*
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(3,352)	9,001	*	5,187	29,498	(82)
Provision/(benefit) for taxes on income/(loss)(7)	(964)	356	*	(320)	3,098	*
Income/(loss) from continuing operations	(2,388)	8,645	*	5,507	26,400	(79)
Discontinued operations––net of tax(1)	12	(21)	*	11	4	*
Net income/(loss) before allocation to noncontrolling interests	(2,376)	8,623	*	5,518	26,404	(79)
Less: Net income attributable to noncontrolling interests	6	15	(57)	30	27	12
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(2,382)	$8,608	*	$5,488	$26,378	(79)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.42)	$1.54	*	$0.97	$4.70	(79)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.42)	$1.54	*	$0.97	$4.71	(79)

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.42)	$1.51	*	$0.96	$4.60	(79)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.42)	$1.51	*	$0.96	$4.60	(79)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,646	5,607		5,642	5,606
Diluted(8)	5,646	5,718		5,714	5,729
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and nine months ended October 1, 2023 and October 2, 2022. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 27, 2023 and August 28, 2022.
The financial results for the three and nine months ended October 1, 2023 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities impacted financial results in the periods presented. In May 2023, we issued $31 billion of long-term debt as part of the financing for our proposed acquisition of Seagen Inc. (Seagen). See Notes 1A and 2 to the condensed consolidated financial statements and the Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Business Development Initiatives section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2023, as well as Notes 1A and 2 to the consolidated financial statements in our 2022 Form 10-K. Discontinued operations––net of tax in the periods presented relate to post-close adjustments.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)For the third quarter and first nine months of 2023, Cost of sales includes a non-cash charge of $5.6 billion recorded in the third quarter of 2023 for inventory write-offs and other charges ($4.7 billion for Paxlovid and $0.9 billion for Comirnaty).
(3)Exclusive of amortization of intangible assets.
(4)Acquired in-process research and development expenses includes costs incurred in connection with (a) all upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities and (b) asset acquisitions of acquired in-process research and development.
(5)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2023	2022	2023	2022
Restructuring charges/(credits)––acquisition-related costs(a)	$7	$28	$41	$74
Restructuring charges/(credits)––cost reduction initiatives(b)	65	149	124	294
Restructuring charges/(credits)	71	177	165	368
Transaction costs(c)	5	—	14	42
Integration/pre-integration costs and other(d)	78	22	198	170
Restructuring charges and certain acquisition-related costs	$155	$199	$377	$580
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration/pre-integration costs and other represent external, incremental costs directly related to integrating acquired businesses and our proposed acquisition of Seagen, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(6)Components of Other (income)/deductions––net include:

	Third-Quarter		Nine Months
(MILLIONS)	2023	2022	2023	2022
Interest income	$(523)	$(70)	$(1,015)	$(114)
Interest expense	695	311	1,521	925
Net interest expense(a)	173	240	505	811
Royalty-related income	(260)	(239)	(737)	(628)
Net (gains)/losses on asset disposals	—	7	(2)	6
Net (gains)/losses recognized during the period on equity securities	393	112	709	1,353
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(10)	(4)	(84)	(17)
Net periodic benefit costs/(credits) other than service costs	(92)	(306)	(260)	(294)
Certain legal matters, net(b)	71	77	246	175
Certain asset impairments(c)	—	200	264	200
Haleon/Consumer Healthcare JV equity method (income)/loss	(131)	51	(354)	(283)
Other, net(d)	(222)	(198)	(643)	(260)
Other (income)/deductions––net	$(79)	$(59)	$(356)	$1,063
(a)The decrease in net interest expense in the third quarter and first nine months of 2023 reflects higher interest expense driven by our $31 billion aggregate principal amount of senior unsecured notes issued in May 2023 as part of the financing for our proposed acquisition of Seagen, which was more than offset by higher interest income on the investment of the net proceeds from the debt issuance.
(b)The third quarter of 2023 includes legal obligations related to pre-acquisition matters and certain product liability expenses related to products discontinued and/or divested by Pfizer. The first nine months of 2023 primarily includes certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer and legal obligations related to pre-acquisition matters. The third quarter and first nine months of 2022 primarily included certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer.
(c)The first nine months of 2023 primarily represents intangible asset impairment charges, including $128 million related to in-process research and development (IPR&D) and developed technology rights for acquired software assets, and $120 million resulting from the discontinuation of a study related to an out-licensed IPR&D asset for the treatment of prostate cancer. The third quarter and first nine months of 2022 represented an IPR&D intangible asset impairment charge resulting from the discontinuation of the PF-07265803 (lamin A/C protein (LMNA)-related dilated cardiomyopathy) clinical program.
(d)The third quarter and first nine months of 2023 includes, among other things, a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited, a subsidiary of AstraZeneca PLC. The first nine months of 2023 also includes, among other things, dividend income of $213 million from our investment in ViiV Healthcare Limited and $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary.
(7)Our effective tax rates for income/(loss) from continuing operations were 28.8% and (6.2)% in the three and nine months ended October 1, 2023, respectively, and 4.0% and 10.5% in the three and nine months ended October 2, 2022, respectively. The positive effective tax rate for the third quarter of 2023 reflects a tax benefit on a pre-tax loss primarily resulting from changes in forecast and jurisdictional mix of earnings. The tax benefit for the third quarter of 2023 and the negative effective tax rate for the first nine months of 2023, compared to the tax provisions for the third quarter and first nine months of 2022, were primarily due to changes in forecast and jurisdictional mix of earnings. The tax provisions for the third quarter and first nine months of 2022 also included tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years that included the closing of U.S. Internal Revenue Service audits covering five tax years.
(8)For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME/(LOSS)
Adjusted income/(loss) is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income/(loss), certain components of Adjusted income/(loss) and Adjusted diluted EPS/(LPS) to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income/(loss)
Net income/(loss) attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income/(loss) measure

Adjusted diluted EPS/(LPS)
EPS/(LPS) attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Beginning in the first quarter of 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income/(loss) and its components and Adjusted diluted EPS/(LPS) are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income/(loss) attributable to Pfizer Inc. common shareholders, components of Net income/(loss) attributable to Pfizer Inc. common shareholders and EPS/(LPS) attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarters and first nine months of 2023 and 2022 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2022 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(3)
GAAP Reported	$9,269	$3,281	$(79)		$(2,382)	$(0.42)
Amortization of intangible assets	—	—	—		1,179
Acquisition-related items	(127)	(2)	(8)		227
Discontinued operations(4)	—	—	—		(13)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(5)	(20)	(71)	—		185
(Gains)/losses on equity securities	—	—	(393)		393
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	6		(6)
Other(6)	(216)	(4)	85		137
Income tax provision—non-GAAP items					(687)
Non-GAAP Adjusted	$8,906	$3,205	$(388)	(7)	$(968)	$(0.17)

	Nine Months Ended October 1, 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$17,391	$10,196	$(356)		$5,488	$0.96
Amortization of intangible assets	—	—	—		3,466
Acquisition-related items	(360)	(7)	(158)		778
Discontinued operations(4)	—	—	—		(11)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(5)	(70)	(196)	—		450
Certain asset impairments(8)	—	—	(264)		264
(Gains)/losses on equity securities	—	—	(711)		711
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	—		—
Other(6)	(238)	(18)	21		242
Income tax provision—Non-GAAP items					(1,478)
Non-GAAP Adjusted	$16,723	$9,974	$(1,466)	(7)	$9,908	$1.73

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$6,063	$3,391	$(59)		$8,608	$1.51
Amortization of intangible assets	—	—	—		822
Acquisition-related items	3	(2)	(12)		62
Discontinued operations(4)	—	—	—		15
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(5)	(20)	(137)	—		306
Certain asset impairments(8)	—	—	(200)		200
(Gains)/losses on equity securities	—	—	(111)		111
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	193		(193)
Other(6)	(8)	(12)	(325)		349
Income tax provision—non-GAAP items					(109)
Non-GAAP Adjusted	$6,038	$3,239	$(515)	(7)	$10,172	$1.78

	Nine Months Ended October 2, 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$24,696	$9,032	$1,063		$26,378	$4.60
Amortization of intangible assets	—	—	—		2,478
Acquisition-related items	12	(5)	(51)		331
Discontinued operations(4)	—	—	—		(9)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(5)	(62)	(344)	—		701
Certain asset impairments(8)	—	—	(200)		200
(Gains)/losses on equity securities	—	—	(1,348)		1,348
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(225)		225
Other(6)	(24)	(47)	(536)		621
Income tax provision—Non-GAAP items					(1,107)
Non-GAAP Adjusted	$24,621	$8,635	$(1,298)	(7)	$31,165	$5.44

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 28.8% and (6.2)% in the three and nine months ended October 1, 2023, respectively, and 4.0% and 10.5% in the three and nine months ended October 2, 2022, respectively. See Note (7) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income/(loss) were 22.3% and 10.4% in the three and nine months ended October 1, 2023, respectively, and 4.4% and 11.9% in the three and nine months ended October 2, 2022, respectively.
(2)The amounts for the third quarters and first nine months of 2023 and 2022 include reconciling amounts for Research and development expenses that are not material.
(3)For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million (excluding common share equivalents) were used to calculate GAAP Reported and non-GAAP Adjusted Loss per common share attributable to Pfizer Inc. common shareholders––diluted.
(4)The amounts for the third quarters and first nine months of 2023 and 2022 relate to post-close adjustments.
(5)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(6)For the third quarter and first nine months of 2023, the total Cost of sales adjustments of $216 million and $238 million, respectively, primarily include $209 million in inventory losses, overhead costs related to the period in which the facility could not operate, and incremental costs resulting from tornado damage to our manufacturing facility in Rocky Mount, NC. For the third quarter of 2023, the total Other (income)/deductions––net adjustment of $85 million primarily includes a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited (Alexion), a subsidiary of AstraZeneca PLC, partially offset by charges of $71 million for certain legal matters, representing legal obligations related to pre-acquisition matters and certain product liability expenses related to products discontinued and/or divested by Pfizer. For the first nine months of 2023, the total Other (income)/deductions––net adjustment of $21 million primarily includes (i) the $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion, and (ii) dividend income of $211 million related to our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary, partially offset by charges of (i) $246 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer and legal obligations related to pre-acquisition matters, and (ii) $92 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization and impairments, costs of separating from GSK plc (GSK) and restructuring costs recorded by Haleon plc (Haleon). For the third quarter of 2022, the total Other (income)/deductions––net adjustment of $325 million primarily included charges of (i) $212 million mostly representing our equity-method accounting pro rata share of costs of separating from GSK recorded by Haleon/the GSK Consumer Healthcare joint venture (JV), and adjustments to our equity-method basis differences which are also related to the separation of Haleon/the GSK Consumer Healthcare JV from GSK, and (ii) $77 million for certain legal matters, representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. For the first nine months of 2022, the total Other (income)/deductions––net adjustment of $536 million primarily included charges of (i) $273 million mostly representing our equity-method accounting pro rata share of restructuring charges and costs of separating from GSK recorded by Haleon/the GSK Consumer Healthcare JV, and adjustments to our equity-method basis differences which are also related to the separation of Haleon/the GSK Consumer Healthcare JV from GSK, and (ii) $175 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(7)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(MILLIONS	2023	2022	2023	2022
Interest income	$(523)	$(70)	$(1,015)	$(114)
Interest expense	698	313	1,528	932
Net interest expense	175	242	512	817
Royalty-related income	(260)	(239)	(737)	(628)
Net (gains)/losses on asset disposals	—	—	(8)	(1)
Net (gains)/losses recognized during the period on equity securities	—	1	(1)	4
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(10)	(4)	(84)	(17)
Net periodic benefit costs/(credits) other than service costs	(86)	(113)	(260)	(519)
Haleon/Consumer Healthcare JV equity method (income)/loss	(153)	(160)	(446)	(555)
Other, net	(54)	(242)	(443)	(398)
Non-GAAP Adjusted Other (income)/deductions––net	$(388)	$(515)	$(1,466)	$(1,298)
See Note (6) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.
(8)See Note (6) to the Consolidated Statements of Operations above.

PFIZER INC. - REVENUES
THIRD-QUARTER 2023 and 2022 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2023	2022	% Change		2023	2022	% Change	2023	2022	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,232	$22,638	(42%)	(41%)	$7,804	$13,851	(44%)	$5,427	$8,786	(38%)	(37%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b)	$12,930	$22,319	(42%)	(42%)	$7,717	$13,748	(44%)	$5,214	$8,571	(39%)	(38%)
Primary Care	$6,287	$15,846	(60%)	(60%)	$4,089	$10,205	(60%)	$2,198	$5,641	(61%)	(60%)
Comirnaty direct sales and alliance revenues(c)	1,307	4,402	(70%)	(70%)	995	2,908	(66%)	312	1,494	(79%)	(79%)
Eliquis alliance revenues and direct sales	1,498	1,464	2%	3%	883	835	6%	615	628	(2%)	(1%)
Prevnar family(d)	1,854	1,607	15%	15%	1,310	1,089	20%	544	517	5%	5%
Paxlovid	202	7,514	(97%)	(97%)	—	5,044	*	202	2,470	(92%)	(91%)
Nurtec ODT/Vydura	233	—	*	*	227	—	*	6	—	*	*
Abrysvo	375	—	*	*	375	—	*	—	—	—	—
Premarin family	92	110	(17%)	(17%)	83	100	(18%)	9	10	(7%)	(4%)
BMP2	82	58	40%	40%	82	58	40%	—	—	—	—
FSME-IMMUN/TicoVac	91	67	37%	31%	1	1	16%	90	66	37%	31%
Nimenrix	43	79	(45%)	(43%)	—	—	—	43	79	(45%)	(43%)
Trumenba	58	60	(3%)	(4%)	55	57	(4%)	3	3	6%	1%
All other Primary Care	452	485	(7%)	(4%)	78	111	(29%)	374	374	—	4%
Specialty Care	$3,757	$3,404	10%	12%	$1,746	$1,487	17%	$2,011	$1,917	5%	7%
Vyndaqel family(e)	892	602	48%	47%	511	329	55%	381	273	40%	36%
Xeljanz	503	502	—	1%	371	345	8%	132	157	(16%)	(15%)
Enbrel (Outside the U.S. and Canada)	208	230	(10%)	(7%)	—	—	—	208	230	(10%)	(7%)
Sulperazon	122	178	(32%)	(27%)	—	—	—	122	178	(32%)	(27%)
Ig Portfolio(f)	140	124	13%	13%	140	124	13%	—	—	—	—
Genotropin	158	90	76%	79%	54	19	*	104	71	46%	51%
Zavicefta	130	98	33%	43%	—	—	—	130	98	33%	43%
Inflectra	121	131	(7%)	(8%)	61	70	(14%)	61	60	1%	—
BeneFIX	107	99	7%	10%	54	53	3%	52	47	12%	19%
Medrol	89	79	12%	12%	39	34	14%	50	45	11%	10%
Zithromax	60	71	(16%)	(11%)	—	—	—	59	70	(16%)	(11%)
Oxbryta	85	—	*	*	83	—	*	2	—	*	*
Somavert	69	70	(1%)	(2%)	28	31	(10%)	41	38	7%	6%
Refacto AF/Xyntha	61	58	5%	7%	15	13	15%	46	45	2%	4%
Fragmin	57	60	(5%)	(7%)	1	1	45%	56	59	(5%)	(7%)
Vfend	46	51	(10%)	(5%)	2	1	56%	44	50	(12%)	(7%)
Cresemba	40	41	(3%)	(5%)	—	—	—	40	41	(3%)	(5%)
Bicillin	37	36	3%	4%	34	33	2%	3	2	18%	22%
Cibinqo	37	11	*	*	8	3	*	28	8	*	*
All other Anti-infectives	270	298	(9%)	(6%)	57	85	(33%)	213	213	—	5%
All other Specialty Care	527	575	(8%)	(7%)	287	345	(17%)	241	230	5%	9%
Oncology	$2,885	$3,070	(6%)	(5%)	$1,881	$2,057	(9%)	$1,004	$1,013	(1%)	1%
Ibrance	1,244	1,283	(3%)	(3%)	838	872	(4%)	406	411	(1%)	(1%)
Xtandi alliance revenues	313	320	(2%)	(2%)	313	320	(2%)	—	—	—	—
Inlyta	252	252	—	1%	153	152	1%	98	100	(2%)	1%
Bosulif	160	141	14%	14%	114	93	22%	46	47	(3%)	(2%)
Lorbrena	159	99	61%	66%	60	49	23%	99	50	98%	*
Zirabev	100	146	(32%)	(32%)	66	112	(41%)	34	34	(1%)	(1%)
Ruxience	88	120	(27%)	(26%)	69	106	(35%)	19	15	32%	35%
Xalkori	86	118	(27%)	(24%)	22	28	(22%)	64	89	(28%)	(24%)
Retacrit	82	87	(5%)	(7%)	61	65	(6%)	21	22	(4%)	(8%)
Aromasin	76	66	15%	21%	—	—	(27%)	75	65	15%	22%
Bavencio alliance revenues(g)	18	73	(75%)	(75%)	—	30	(99%)	18	43	(60%)	(58%)
Besponsa	54	55	(2%)	—	28	31	(8%)	26	25	6%	9%
Braftovi	56	58	(3%)	(2%)	53	57	(6%)	3	1	*	*
Sutent	42	75	(45%)	(44%)	3	11	(69%)	38	64	(40%)	(39%)
Mektovi	45	45	(1%)	(1%)	43	45	(4%)	2	—	*	*
Trazimera	—	51	(99%)	(97%)	(22)	32	*	22	20	12%	16%
All other Oncology	110	80	38%	40%	78	55	43%	32	25	28%	35%
BUSINESS INNOVATION(b)	$302	$319	(5%)	(7%)	$88	$103	(15%)	$214	$216	(1%)	(3%)
Pfizer CentreOne(h)	291	318	(8%)	(10%)	78	102	(24%)	214	216	(1%)	(3%)
Pfizer Ignite	10	1	*	*	10	1	*	—	—	—	—

Total Alliance revenues included above	$1,645	$1,689	(3%)	(3%)	$1,236	$1,208	2%	$409	$482	(15%)	(18%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2023 and 2022 - (UNAUDITED)

	DEVELOPED EUROPE(i)				DEVELOPED REST OF WORLD(j)				EMERGING MARKETS(k)
	2023	2022	% Change		2023	2022	% Change		2023	2022	% Change
(MILLIONS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$1,981	$3,136	(37%)	(40%)	$1,073	$2,351	(54%)	(52%)	$2,373	$3,300	(28%)	(24%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b)	$1,854	$2,982	(38%)	(41%)	$1,057	$2,329	(55%)	(53%)	$2,303	$3,260	(29%)	(25%)
Primary Care	$767	$1,955	(61%)	(63%)	$478	$1,742	(73%)	(71%)	$954	$1,944	(51%)	(49%)
Comirnaty direct sales and alliance revenues(c)	86	269	(68%)	(69%)	195	265	(26%)	(23%)	31	960	(97%)	(97%)
Eliquis alliance revenues and direct sales	342	347	(1%)	(6%)	67	105	(36%)	(33%)	206	177	17%	28%
Prevnar family(d)	100	96	4%	(1%)	70	72	(2%)	2%	374	350	7%	8%
Paxlovid	9	1,025	(99%)	(99%)	82	1,221	(93%)	(93%)	111	223	(50%)	(48%)
Nurtec ODT/Vydura	1	—	*	*	—	—	—	—	5	—	*	*
Abrysvo	—	—	—	—	—	—	—	—	—	—	—	—
Premarin family	—	—	—	—	5	4	3%	7%	4	5	(14%)	(13%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
FSME-IMMUN/TicoVac	78	55	41%	35%	—	—	—	—	13	11	19%	10%
Nimenrix	14	25	(45%)	(47%)	5	3	52%	58%	25	51	(52%)	(47%)
Trumenba	2	2	8%	3%	—	—	—	—	1	1	(2%)	(8%)
All other Primary Care	135	136	(1%)	(5%)	54	71	(25%)	(21%)	185	167	11%	21%
Specialty Care	$706	$627	13%	7%	$396	$381	4%	8%	$909	$909	—	8%
Vyndaqel family(e)	279	206	35%	28%	66	49	36%	43%	35	18	95%	*
Xeljanz	53	55	(3%)	(9%)	41	57	(29%)	(26%)	39	45	(14%)	(8%)
Enbrel (Outside the U.S. and Canada)	78	92	(14%)	(19%)	35	39	(11%)	(7%)	95	100	(4%)	3%
Sulperazon	—	—	—	—	—	1	*	*	122	177	(31%)	(27%)
Ig Portfolio(f)	—	—	—	—	—	—	—	—	—	—	—	—
Genotropin	35	25	38%	30%	26	22	16%	19%	43	23	84%	*
Zavicefta	34	25	36%	28%	1	—	*	*	96	73	31%	47%
Inflectra	25	28	(13%)	(18%)	33	29	14%	18%	3	3	1%	(6%)
BeneFIX	12	13	(7%)	(12%)	13	13	(2%)	—	27	21	32%	49%
Medrol	15	14	10%	4%	10	9	13%	18%	26	23	10%	10%
Zithromax	10	9	13%	7%	5	5	14%	19%	44	57	(22%)	(17%)
Oxbryta	2	—	*	*	—	—	—	—	—	—	*	*
Somavert	31	29	4%	(2%)	5	5	5%	9%	5	4	29%	53%
Refacto AF/Xyntha	16	20	(20%)	(24%)	4	4	(7%)	(6%)	26	21	23%	32%
Fragmin	36	34	4%	—	12	13	(3%)	—	8	12	(34%)	(35%)
Vfend	3	3	(8%)	(13%)	7	9	(16%)	(14%)	34	38	(12%)	(5%)
Cresemba	28	28	(3%)	(8%)	—	—	36%	41%	12	13	(5%)	—
Bicillin	—	—	—	—	3	2	19%	23%	—	—	—	—
Cibinqo	4	1	*	*	3	1	*	*	21	7	*	*
All other Anti-infectives	35	33	4%	(2%)	23	22	5%	8%	155	158	(2%)	6%
All other Specialty Care	13	12	3%	2%	110	102	8%	12%	118	116	2%	7%
Oncology	$381	$400	(5%)	(10%)	$183	$206	(11%)	(7%)	$439	$407	8%	16%
Ibrance	195	193	1%	(5%)	86	94	(9%)	(5%)	125	124	1%	7%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	35	42	(17%)	(21%)	15	17	(9%)	(5%)	48	41	17%	25%
Bosulif	25	24	5%	—	15	16	(5%)	—	6	8	(23%)	(13%)
Lorbrena	20	16	24%	17%	12	9	31%	37%	67	25	*	*
Zirabev	20	22	(11%)	(16%)	8	9	(17%)	(13%)	6	2	*	*
Ruxience	7	6	17%	11%	7	7	4%	8%	5	2	*	*
Xalkori	17	19	(11%)	(16%)	8	9	(9%)	(6%)	39	61	(36%)	(30%)
Retacrit	21	21	(1%)	(6%)	—	—	—	—	—	1	(74%)	(76%)
Aromasin	6	6	(6%)	(11%)	1	1	(15%)	(12%)	69	58	18%	26%
Bavencio alliance revenues(g)	8	22	(64%)	(65%)	6	15	(61%)	(59%)	4	6	(40%)	(32%)
Besponsa	11	8	35%	27%	6	7	(4%)	—	9	10	(11%)	1%
Braftovi	—	—	—	—	1	1	51%	56%	2	—	*	*
Sutent	3	11	(71%)	(73%)	9	13	(27%)	(24%)	26	41	(36%)	(35%)
Mektovi	—	—	—	—	1	—	*	*	1	—	*	*
Trazimera	9	9	(2%)	(6%)	2	2	(13%)	(9%)	12	9	30%	43%
All other Oncology	5	1	*	*	6	6	(4%)	(1%)	21	18	15%	25%
BUSINESS INNOVATION(b)	$127	$154	(17%)	(21%)	$16	$22	(26%)	(23%)	$70	$40	76%	74%
Pfizer CentreOne(h)	127	154	(17%)	(21%)	16	22	(26%)	(23%)	70	40	76%	74%
Pfizer Ignite	—	—	—	—	—	—	—	—	—	—	—	—

Total Alliance revenues included above	$333	$353	(6%)	(10%)	$73	$124	(41%)	(39%)	$4	$5	(26%)	10%

PFIZER INC. - REVENUES
NINE MONTHS 2023 and 2022 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2023	2022	% Change		2023	2022	% Change	2023	2022	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$44,247	$76,040	(42%)	(40%)	$22,497	$33,991	(34%)	$21,750	$42,049	(48%)	(46%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b)	$43,320	$75,066	(42%)	(41%)	$22,208	$33,700	(34%)	$21,112	$41,366	(49%)	(46%)
Primary Care	$23,602	$55,676	(58%)	(56%)	$11,683	$23,688	(51%)	$11,919	$31,988	(63%)	(61%)
Comirnaty direct sales and alliance revenues(c)	5,859	26,477	(78%)	(77%)	1,340	6,303	(79%)	4,519	20,174	(78%)	(76%)
Eliquis alliance revenues and direct sales	5,135	5,001	3%	4%	3,296	2,979	11%	1,838	2,022	(9%)	(6%)
Prevnar family(d)	4,835	4,601	5%	6%	3,210	3,010	7%	1,624	1,591	2%	6%
Paxlovid	4,414	17,099	(74%)	(73%)	1,960	10,514	(81%)	2,454	6,584	(63%)	(60%)
Nurtec ODT/Vydura	646	1	*	*	633	—	*	13	1	*	*
Abrysvo	375	—	*	*	375	—	*	—	—	—	—
Premarin family	299	327	(9%)	(8%)	273	301	(9%)	26	27	(2%)	3%
BMP2	252	201	26%	26%	252	201	26%	—	—	—	—
FSME-IMMUN/TicoVac	237	177	34%	33%	2	1	78%	235	176	34%	33%
Nimenrix	121	221	(45%)	(42%)	—	—	—	121	221	(45%)	(42%)
Trumenba	108	108	—	—	99	100	(1%)	10	9	8%	8%
All other Primary Care	1,321	1,463	(10%)	(5%)	242	280	(14%)	1,079	1,183	(9%)	(3%)
Specialty Care	$11,021	$10,267	7%	11%	$4,830	$4,106	18%	$6,192	$6,161	1%	6%
Vyndaqel family(e)	2,360	1,766	34%	35%	1,329	890	49%	1,031	876	18%	20%
Xeljanz	1,210	1,304	(7%)	(6%)	794	802	(1%)	416	502	(17%)	(13%)
Enbrel (Outside the U.S. and Canada)	627	767	(18%)	(14%)	—	—	—	627	767	(18%)	(14%)
Sulperazon	619	598	4%	11%	—	—	—	619	598	4%	11%
Ig Portfolio(f)	428	356	20%	20%	428	356	20%	—	—	—	—
Genotropin	379	261	46%	52%	106	41	*	273	219	25%	32%
Zavicefta	378	302	25%	36%	—	—	—	378	302	25%	36%
Inflectra	373	403	(7%)	(6%)	195	228	(14%)	179	175	2%	5%
BeneFIX	321	325	(1%)	3%	171	180	(5%)	151	144	4%	13%
Medrol	263	235	12%	14%	111	89	25%	151	146	4%	7%
Zithromax	254	250	1%	9%	1	1	(25%)	253	249	2%	9%
Oxbryta	232	—	*	*	229	—	*	3	—	*	*
Somavert	200	202	(1%)	1%	81	84	(3%)	118	118	—	3%
Refacto AF/Xyntha	177	188	(5%)	(1%)	45	48	(6%)	133	140	(5%)	1%
Fragmin	175	202	(14%)	(11%)	2	3	(27%)	173	199	(13%)	(11%)
Vfend	153	171	(10%)	(4%)	5	4	38%	148	167	(11%)	(5%)
Cresemba	141	114	24%	26%	—	—	—	141	114	24%	26%
Bicillin	134	108	24%	24%	127	102	24%	7	6	18%	25%
Cibinqo	91	17	*	*	27	6	*	64	11	*	*
All other Anti-infectives	820	900	(9%)	(4%)	196	243	(19%)	624	657	(5%)	1%
All other Specialty Care	1,687	1,799	(6%)	(4%)	982	1,029	(5%)	705	769	(8%)	(3%)
Oncology	$8,696	$9,124	(5%)	(3%)	$5,695	$5,907	(4%)	$3,001	$3,217	(7%)	(2%)
Ibrance	3,635	3,841	(5%)	(4%)	2,438	2,493	(2%)	1,197	1,347	(11%)	(8%)
Xtandi alliance revenues	877	878	—	—	877	878	—	—	—	—	—
Inlyta	773	760	2%	3%	476	454	5%	297	306	(3%)	1%
Bosulif	463	425	9%	11%	325	277	17%	139	148	(6%)	(2%)
Lorbrena	393	247	59%	64%	164	129	27%	228	118	93%	*
Zirabev	335	432	(22%)	(22%)	238	317	(25%)	98	115	(15%)	(13%)
Ruxience	302	357	(15%)	(15%)	246	320	(23%)	56	37	52%	60%
Xalkori	283	362	(22%)	(18%)	75	78	(4%)	209	285	(27%)	(22%)
Retacrit	262	308	(15%)	(15%)	202	247	(18%)	60	61	(2%)	(1%)
Aromasin	225	187	20%	28%	2	2	2%	223	185	20%	28%
Bavencio alliance revenues(g)	186	198	(6%)	(2%)	60	75	(20%)	126	124	2%	9%
Besponsa	171	164	4%	7%	98	95	3%	74	69	6%	12%
Braftovi	156	156	—	—	148	154	(4%)	7	2	*	*
Sutent	136	287	(53%)	(50%)	16	29	(46%)	120	258	(53%)	(51%)
Mektovi	127	129	(2%)	(1%)	124	129	(4%)	3	1	*	*
Trazimera	67	149	(55%)	(53%)	—	86	*	67	64	6%	11%
All other Oncology	304	243	25%	28%	207	146	42%	97	97	—	6%
BUSINESS INNOVATION(b)	$928	$974	(5%)	(4%)	$289	$291	(1%)	$639	$683	(6%)	(6%)
Pfizer CentreOne(h)	903	972	(7%)	(7%)	264	290	(9%)	639	683	(6%)	(6%)
Pfizer Ignite	25	1	*	*	25	1	*	—	—	—	—

Total Alliance revenues included above	$5,672	$6,320	(10%)	(10%)	$4,338	$3,987	9%	$1,335	$2,333	(43%)	(41%)

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2023 and 2022 - (UNAUDITED)

	DEVELOPED EUROPE(i)				DEVELOPED REST OF WORLD(j)				EMERGING MARKETS(k)
	2023	2022	% Change		2023	2022	% Change		2023	2022	% Change
(MILLIONS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$7,217	$14,705	(51%)	(50%)	$4,852	$10,671	(55%)	(51%)	$9,681	$16,673	(42%)	(39%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b)	$6,792	$14,196	(52%)	(51%)	$4,789	$10,607	(55%)	(51%)	$9,531	$16,563	(42%)	(39%)
Primary Care	$3,598	$10,875	(67%)	(66%)	$3,050	$8,651	(65%)	(61%)	$5,271	$12,462	(58%)	(56%)
Comirnaty direct sales and alliance revenues(c)	1,228	6,542	(81%)	(80%)	1,753	4,688	(63%)	(59%)	1,537	8,945	(83%)	(83%)
Eliquis alliance revenues and direct sales	1,004	1,099	(9%)	(8%)	213	324	(34%)	(29%)	621	598	4%	9%
Prevnar family(d)	354	339	4%	6%	233	251	(7%)	—	1,038	1,002	4%	7%
Paxlovid	389	2,242	(83%)	(82%)	649	3,133	(79%)	(78%)	1,416	1,209	17%	25%
Nurtec ODT/Vydura	1	—	*	*	—	—	—	—	12	1	*	*
Abrysvo	—	—	—	—	—	—	—	—	—	—	—	—
Premarin family	1	1	(27%)	(24%)	13	14	(9%)	(3%)	13	12	8%	13%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
FSME-IMMUN/TicoVac	192	140	37%	37%	—	—	—	—	43	35	21%	18%
Nimenrix	49	72	(31%)	(30%)	15	14	11%	17%	57	135	(58%)	(54%)
Trumenba	7	7	4%	4%	—	—	—	—	2	2	21%	17%
All other Primary Care	373	433	(14%)	(13%)	174	227	(23%)	(17%)	532	523	2%	12%
Specialty Care	$2,056	$1,973	4%	4%	$1,149	$1,293	(11%)	(5%)	$2,987	$2,895	3%	12%
Vyndaqel family(e)	768	582	32%	31%	183	245	(26%)	(19%)	79	49	63%	75%
Xeljanz	157	173	(9%)	(9%)	133	181	(27%)	(21%)	125	148	(15%)	(8%)
Enbrel (Outside the U.S. and Canada)	235	307	(24%)	(23%)	106	153	(31%)	(25%)	286	307	(7%)	1%
Sulperazon	—	—	—	—	1	3	(83%)	(80%)	618	594	4%	12%
Ig Portfolio(f)	—	—	—	—	—	—	—	—	—	—	—	—
Genotropin	94	78	21%	21%	72	69	5%	13%	106	72	47%	64%
Zavicefta	86	76	13%	13%	2	1	81%	88%	290	225	29%	43%
Inflectra	77	90	(14%)	(14%)	94	78	21%	27%	8	8	1%	1%
BeneFIX	35	42	(18%)	(17%)	38	40	(4%)	1%	78	62	25%	43%
Medrol	46	43	7%	8%	28	26	6%	14%	77	76	1%	4%
Zithromax	42	33	24%	26%	15	14	2%	11%	196	201	(2%)	6%
Oxbryta	3	—	*	*	—	—	—	—	—	—	—	—
Somavert	89	91	(3%)	(3%)	14	14	(1%)	5%	16	13	24%	40%
Refacto AF/Xyntha	47	62	(24%)	(24%)	11	13	(14%)	(10%)	74	65	15%	27%
Fragmin	107	108	(1%)	1%	35	39	(10%)	(6%)	31	52	(40%)	(38%)
Vfend	9	10	(17%)	(16%)	25	30	(17%)	(10%)	115	127	(10%)	(3%)
Cresemba	92	91	1%	2%	1	1	42%	51%	48	22	*	*
Bicillin	—	—	—	—	7	6	20%	27%	1	1	(2%)	4%
Cibinqo	10	3	*	*	8	1	*	*	46	7	*	*
All other Anti-infectives	107	107	—	—	63	69	(9%)	(3%)	454	480	(6%)	2%
All other Specialty Care	53	75	(29%)	(27%)	314	309	2%	8%	338	386	(12%)	(7%)
Oncology	$1,138	$1,348	(16%)	(15%)	$590	$663	(11%)	(4%)	$1,273	$1,206	6%	13%
Ibrance	544	657	(17%)	(17%)	260	311	(16%)	(9%)	393	380	3%	10%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	111	132	(16%)	(16%)	47	55	(15%)	(9%)	140	118	18%	25%
Bosulif	71	75	(5%)	(4%)	47	50	(7%)	2%	21	23	(11%)	(3%)
Lorbrena	57	48	18%	18%	34	28	21%	31%	137	42	*	*
Zirabev	60	78	(23%)	(23%)	24	29	(15%)	(8%)	13	9	47%	63%
Ruxience	20	15	29%	30%	20	18	12%	19%	16	3	*	*
Xalkori	55	62	(12%)	(12%)	25	29	(12%)	(5%)	128	193	(34%)	(28%)
Retacrit	59	60	(1%)	(1%)	—	—	—	—	1	1	(13%)	(13%)
Aromasin	18	18	(4%)	(4%)	4	4	(20%)	(14%)	202	163	24%	33%
Bavencio alliance revenues(g)	56	57	(2%)	—	45	49	(9%)	—	25	17	47%	66%
Besponsa	28	26	6%	5%	19	23	(14%)	(7%)	26	20	29%	43%
Braftovi	—	—	—	—	5	2	*	*	2	—	*	*
Sutent	12	59	(79%)	(79%)	31	41	(24%)	(18%)	77	158	(51%)	(49%)
Mektovi	—	—	—	—	2	1	*	*	1	—	*	*
Trazimera	26	28	(6%)	(6%)	5	6	(9%)	(2%)	36	30	20%	29%
All other Oncology	21	32	(33%)	(32%)	20	18	10%	16%	55	47	18%	27%
BUSINESS INNOVATION(b)	$426	$509	(16%)	(16%)	$63	$64	(1%)	7%	$150	$110	37%	36%
Pfizer CentreOne(h)	426	509	(16%)	(16%)	63	64	(1%)	7%	150	110	37%	36%
Pfizer Ignite	—	—	—	—	—	—	—	—	—	—	—	—

Total Alliance revenues included above	$1,048	$1,862	(44%)	(43%)	$262	$388	(32%)	(26%)	$25	$84	(70%)	(61%)

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (i) to (k) below, respectively.
(b)
We manage our commercial operations through two operating segments, each led by a single manager: Biopharma, our innovative science-based biopharmaceutical business, and Business Innovation, an operating segment established in the first quarter of 2023 that includes Pfizer CentreOne (PC1), the company’s global contract development and manufacturing organization and a leading supplier of specialty active pharmaceutical ingredients, and Pfizer Ignite, a recently launched offering of strategic guidance and end-to-end R&D services to select innovative biotech companies that align with Pfizer’s R&D focus areas. Prior-period financial information has been revised to reflect the current period presentation.

(c)
Excludes revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the PC1 contract development and manufacturing organization. See footnote (h) below.

(d)	Prevnar family includes revenues from Prevnar 13/Prevenar 13 (pediatric and adult) and Prevnar 20/Apexxnar (pediatric and adult).
(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	Immunoglobulin (Ig) portfolio includes the revenues from Panzyga, Octagam and Cutaquig.
(g)
In March 2023, it was announced that our alliance with Merck KGaA to co-develop and co-commercialize Bavencio (avelumab) would terminate. Effective June 30, 2023, Merck KGaA took full control of the global commercialization of Bavencio. Beginning in the third quarter of 2023, the related profit share was replaced by a 15% royalty to Pfizer on net sales of Bavencio. We and Merck KGaA will continue to operationalize our respective ongoing clinical trials for Bavencio; and Merck KGaA will control all future R&D activities.

(h)
PC1 includes revenues from our contract manufacturing, including certain Comirnaty-related manufacturing activities performed on behalf of BioNTech ($11 million for the first nine months of 2023 and $108 million for the first nine months of 2022, respectively), and revenues from our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships.

(i)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(j)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(k)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Central Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 31, 2023. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy and prospects; our Environmental, Social and Governance (ESG) priorities, strategy and goals; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, size and utilization rates, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; an enterprise-wide cost realignment program, which we launched in October 2023 (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our proposed acquisition of Seagen, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our ongoing efforts to respond to COVID-19, including Comirnaty (as defined in this earnings release) and our oral COVID-19 treatment (Paxlovid); and our expectations regarding the impact of COVID-19 on our business, operations and financial results. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain, and the scope of, recommendations by technical or advisory committees; and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or actions by regulatory authorities based on analysis of ORAL Surveillance or other data, including on other Janus kinase (JAK) inhibitors in our portfolio;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a further downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•risks and uncertainties related to Pfizer’s proposed acquisition of Seagen, including, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed acquisition on the market price of Pfizer’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Seagen’s business; risks related to the financing of the transaction; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; the impact of the proposed acquisition on future business combinations or disposals; uncertainties regarding the commercial success of Pfizer’s and Seagen’s commercialized and pipeline products; the uncertainties inherent in R&D; whether and when drug applications may be filed in any jurisdictions for Pfizer’s or Seagen’s pipeline products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product's benefits outweigh its known risks and determination of the product's efficacy and, if approved, whether any such products will be commercially successful; and competitive developments;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize our COVID-19 products, as well as challenges related to their manufacturing, supply and distribution, including, among others, the risk that as the market for COVID-19 products becomes more endemic and seasonal, demand for any of our COVID-19 products has and may continue to be reduced or not meet expectations, or may no longer exist, which has and may continue to lead to reduced revenues, excess inventory on-hand and/or in the channel which, for Paxlovid and Comirnaty, has resulted in significant inventory write-offs in the third quarter of 2023 and could continue to result in inventory write-offs or other unanticipated charges; challenges related to the transition to the commercial market for our COVID-19 products; uncertainties related to the public’s adherence to vaccines, boosters and treatments; risks related to our ability to achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; uncertainties inherent in R&D, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical and clinical data (including Phase 1/2/3 or Phase 4 data for Comirnaty or any vaccine candidate in the BNT162 program or Paxlovid or any future COVID-19 treatment) in any of our studies in pediatrics, adolescents or adults or real world evidence, including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data or further information regarding the quality of pre-clinical, clinical or safety data, including by audit or inspection; the ability to produce comparable clinical or other results for Comirnaty, any vaccine candidate or other vaccines that may result from the BNT162 program, Paxlovid or any future COVID-19 treatment or any other COVID-19 program, including the rate of effectiveness and/or efficacy, safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial for any such products and additional studies, in real-world data studies or in larger, more diverse populations following commercialization; the ability of Comirnaty, any vaccine candidate or any future vaccine to prevent, or Paxlovid or any future COVID-19 treatment to be effective against, COVID-19 caused by emerging virus variants; the risk that use of Comirnaty or Paxlovid will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program, Paxlovid or other COVID-19 programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from existing or future pre-clinical and clinical studies; whether and when submissions to request emergency use or conditional marketing authorizations for Comirnaty or any future vaccines in additional populations, for a potential booster dose for Comirnaty, any vaccine candidate or any potential future vaccines (including potential future annual boosters or re-vaccinations), and/or biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for Comirnaty, any vaccine candidates or any other potential vaccines that may arise from the BNT162 program, and if obtained, whether or when such EUA or licenses, or existing EUAs, will expire or terminate; whether and when submissions to request emergency use or conditional marketing authorizations for Paxlovid or any future COVID-19 treatment and/or any drug applications and/or EUA applications or amendments to any such applications for any indication for Paxlovid or any future COVID-19 treatment may be filed in particular jurisdictions, and if obtained, whether or when such EUA or licenses, or existing EUAs, will expire or terminate; whether and when any application that may be pending or filed for Comirnaty, any vaccine candidate or other vaccines that may result from the BNT162 program, Paxlovid or any future COVID-19 treatment or any other COVID-19 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s or drug’s benefits outweigh its known risks and determination of the vaccine’s or drug’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine or drug, including the authorization or approval of products or therapies developed by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s formulation, dosing schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; challenges and risks related to medication errors such as prescribing or dispensing the wrong strength, improper dosing and self-administration errors; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or potential future annual boosters or re-vaccinations or new variant-based or next generation vaccines, potential combination respiratory vaccines or next generation COVID-19 treatments; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program, Paxlovid or any other COVID-19 program; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain manufacturing capacity or access to logistics or supply channels commensurate with global demand for our COVID-19 products, which would negatively impact our ability to supply our COVID-19 products within the projected time periods; whether and when additional supply or purchase agreements will be reached or existing agreements will be completed or renegotiated; uncertainties regarding the ability to obtain recommendations from vaccine or treatment advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public confidence in, or awareness of Comirnaty or Paxlovid, including challenges driven by misinformation or disinformation, access, concerns about clinical data integrity, or prescriber and pharmacy education; uncertainties around future changes to applicable healthcare policies and guidelines issued by the U.S. federal government in connection with the declared termination of the federal government’s COVID-19 public health emergency as of May 11, 2023; trade restrictions; potential third-party royalties or other claims related to Comirnaty or Paxlovid; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations and monetary policy actions in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues, including contract negotiations or renegotiations with government customers;
•the impact of the increased presence of counterfeit medicines or vaccines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•the impact of disruptions related to climate change and natural disasters, including uncertainties related to the impact of the recent tornado at our manufacturing facility in Rocky Mount, N.C.;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and their economic consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, including our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;

•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption or other unintended consequences;
•the ability to successfully achieve our climate goals and progress our environmental sustainability and other ESG priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medicine safety, environmental impact of medicines, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the risk related to adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws and regulations affecting our operations, including, without limitation, the Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. and potential changes to existing tax law by the current U.S. Presidential administration and Congress;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack or other malfeasance by, but not limited to, nation states, employees, business partners or others;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of exclusivity; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.